SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

GENTOR RESOURCES, INC.

(Name of small business Issuer in its charter)

Florida	1000	20-2679777
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1 Alder Gulch Road

Virginia City, Montana 59755

(406)843-5383

(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Lloyd J. Bardswich, President

Gentor Resources, Inc.

1 Alder Gulch Road

Virginia City, Montana 59755

(406)843-5383

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Edward H. Gilbert, Esq.

Edward H .Gilbert, P.A.

5100 Town Center Circle, Suite 430

Boca Raton, Florida 33486

(561) 361-9300 Ext. 202

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. *

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. *

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. *

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. *

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per Share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $.0001 par value	200,000 shares	$5.00	$1,000,000	$117.70

(1)

Estimated solely for purpose of calculating the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 26, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses to be paid by the Registrant in connection with this offering are as follows. All amounts other than the SEC registration fee are estimates.

ITEM	AMOUNT
SEC registration fee	$117.70
Printing	$3,000.00
Legal fees and expenses	$35,000.00
Accounting and auditing fees and expenses	$16,700.00
Blue sky fees and expenses	$5,000.00
Transfer agent fees	$3,000.00
Miscellaneous	$1,500.00
TOTAL	$64,317.70

ITEM 25.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant had agreed to indemnify its executive officers and directors the fullest extent permitted by the Florida Business Corporation Act.  That Act permits the Registrant to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Registrant or in its right) by reason of the fact that the person is or was an officer or director or is or was serving our request as a an officer or director.  The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  The Registrant may indemnify officers and directors in an action by the Registrant or in its right under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the Registrant. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the Registrant must indemnify such person against the expenses which such person actually and reasonably incurred. The foregoing indemnification provisions are not exclusive of any other rights to which an officer or director may be entitled under a our bylaws, by agreement, vote, or otherwise.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

(a)

On March 24, 2005, the Registrant issued 500,000 shares of common stock for an aggregate consideration of $50,000 to two founders, all of whom are, pursuant to the provisions of Rule 405 of Regulation C under the Securities Act are deemed to be “organizers” of the Company since at inception, each of such shareholders received in excess of ten (10%) percent of the common stock of the Company.

(b)

There were no principal underwriters.

(c)

The aggregate consideration for the securities referred to in subparagraph was $50,000.

(d)

The Registrant claimed exemption from the registration provisions of the Securities Act of 1933 with respect to the securities pursuant to Section 4(2) thereof inasmuch as no public offering was involved.

ITEM 27.  EXHIBITS.

 3.01

Articles of Incorporation(2).

 3.03

Bylaws (2).

 4.01

Form of Specimen Stock Certificate for the Registrant's Common Stock (2).

 5.01

Opinion of Edward H. Gilbert, P.A. regarding legality of securities being registered (3).

10.01

Amended and Restated Option Agreement (2).

23.01

Consent of Edward H. Gilbert, P.A. (included in Exhibit 5.01)(3).

23.02

Consent of BDO Dunwoody LLP (1).

23.03

Consent of Roscoe Postle Associates, Inc.(2).

____________________

(1)Filed herewith.

(2)Filed as part of the Registration Statement on Form SB-2.

(3)Filed as part of Amendment 1 to the Registration Statement on Form SB-2

(4)Filed as part of Amendment 2 to the Registration Statement on Form SB-2

(5)Filed as part of Amendment 3 to the Registration Statement on Form SB-2

ITEM 28.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, in the Virginia City, State of Montana, on the 26th day of October, 2006.

Gentor Resources, Inc.

/s/ Lloyd J. Bardswich

---------------------------------

By: Lloyd J. Bardswich, President and principal executive officer

/s/ Lloyd J. Bardswich

---------------------------------

By: Lloyd J. Bardswich, principal financial officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Date: October 26, 2006

/s/ Lloyd J. Bardswich

---------------------------------

By: Lloyd J. Bardswich, principal executive officer

Date: October 26, 2006

/s/ Lloyd J. Bardswich

---------------------------------

By: Lloyd J. Bardswich, principal accounting officer

Date: October 26, 2006

/s/ Lloyd J. Bardswich

---------------------------------

By: Lloyd J. Bardswich, director

Date: October 26, 2006

/s/ Kitt M. Dale

---------------------------------

By: Kitt M. Dale, director

Date: October 26, 2006

/s/ Samuel L. Henry

---------------------------------

By: Samuel L. Henry, director